EXHIBIT 99.1


NEWS RELEASE                                             CONTACTS:  408/995-5115
                                        Media Relations:  Bill Highlander, X1244
                                        Investor Relations:  Rick Barraza, X1125



                    CALPINE SELLS AN ADDITIONAL $200 MILLION
                      OF CONVERTIBLE SENIOR NOTES DUE 2006

 COMPANY PURCHASES ADDITIONAL $59 MILLION OF ZERO COUPON CONVERTIBLE DEBENTURES

        (SAN JOSE, Calif.) January 3, 2002 -- Calpine Corporation [NYSE: CPN] announced today that it has sold an additional $200 million of 4% convertible senior notes due 2006 in a private placement under Rule 144A pursuant to an exercise by the initial purchaser of its option to acquire additional convertible senior notes. These securities will be convertible into shares of Calpine common stock at a price of $18.07, which represents a 23% conversion premium on the December 19, 2001 New York Stock Exchange closing price of $14.69 per Calpine common share.

        Proceeds from the offering will be used for general corporate purposes. The convertible senior notes have not been registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

        In an unrelated, privately negotiated transaction, Calpine purchased $59 million in aggregate principal amount of its Zero Coupon Convertible Debentures due April 30, 2021. All convertible debentures that have been repurchased will be retired. The amount of the Zero Coupon Convertible Debentures that remain outstanding after this transaction is $819 million.

        Calpine may purchase additional Zero Coupon Convertible Debentures from time to time in open-market or privately negotiated transactions based upon market and other conditions.